Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Company:	Investor Relations:	Media:
Rick Ono	Warren Dexter	Todd Barrish
Telanetix, Inc	SFC, Inc.	Dukas PR
(858)362-2250	(503)722-5300	(212) 704-7385
rick@telanetix.com	warren@sfcinc.com	todd@dukaspr.com

TELANETIX ANNOUNCES 343% REVENUE INCREASE IN SECOND QUARTER

COMPANY SCHEDULES CONFERENCE CALL FOR AUGUST 14, 2007

San Diego, CA. August 7, 2007 -- Telanetix, Inc. (OTCBB:TNXI), a leading developer of IP-based video and conferencing solutions, today announced preliminary revenue results for the six months ending June 30, 2007 of $2,507,000 including revenue of $2,045,000 in the second quarter, a 343% increase in  revenue over the first quarter.  The company also reported preliminary gross profit of $858,000 for the six month period.  Final results for the first half of 2007 will be released on Tuesday, August 14, 2007.  At 1:30 pm PST on the same day, Telanetix CEO Thomas Szabo and COO Richard Ono will host a conference call to discuss the results.

Interested parties are invited to participate in the conference call.  The call in number will be provided on the Company’s web site.  For those unable to participate in the live conference call, a replay of the meeting may be accessed from the Company's web site at www.telanetix.com and will be available anytime following the call to October 14, 2007.

About Telanetix, Inc.

Telanetix, Inc. has developed a unique technology which creates a fully immersive and interactive environment that integrates audio, video, and data from multiple locations into a single environment regardless of geographic boundaries.  The company's Digital PresenceTM Technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second which is so profoundly real that users feel as if they are all present in the same room.  Using Telanetix developed Codecs and advanced MPEG-4 compression on a Linux platform, the Company has effectively replaced the central videoconferencing bridge of legacy systems with high quality decentralized IP multicasting which provides speed and resolution which is significantly greater than those found in most existing technologies.

  Additional information is available at the Telanetix corporate website at www.telanetix.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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